PART C OTHER INFORMATION

Item 26. Exhibits

(a)	Board of Directors Resolutions.
	1)	Resolution of the Board of Directors of Farmers New World Life Insurance Company establishing Farmers Variable Life Separate Account A.[1]
(b)	Custodian Agreements. Not applicable.
(c)	Underwriting Contracts.
	1)	Amended and Restated Distribution Agreement between Farmers New World Life Insurance Company and Farmers Financial Solutions, LLC.[9]
	2)	Registered Representative Agreement Farmers Financial Solutions LLC.[4]
(d)	Contracts.
	1)	Specimen Flexible Premium Variable Life Insurance Policy.[11]
	2)	Monthly Disability Benefit Rider. [11]
	3)	Waiver of Deduction Benefit Rider. [11]
	4)	Accidental Death Benefit Rider. [11]
	5)	Children’s Term Insurance Rider. [11]
	6)	Automatic Increase Benefit Rider. [11]
	7)	Accelerated Benefit Rider for Terminal Illness. [11]
(e)	Applications.
	1)	Form of Application for Flexible Premium Life Insurance. [11]
(f)	Depositor’s Certificate of Incorporation and By-Laws.
	1)	Articles of Incorporation of Farmers New World Life Insurance Company.[1]
	2)	By-laws of Farmers New World Life Insurance Company.[1]
	3)	Amended Articles of Incorporation of Farmers New World Life Insurance Company. [11]
(g)	Reinsurance Contracts. Not applicable.
(h)	Participation Agreements.
	1)	Participation Agreement among Kemper Variable Series, Scudder Kemper Investments, Inc., Kemper Distributors, Inc. and Farmers New World Life Insurance Company.[3]
	2)	Participation Agreement between Scudder Variable Life Investment Fund and Farmers New World Life Insurance Company.[3]
	3)	Participation Agreement (Institutional Shares) among Janus Aspen Series, Janus Capital Corporation and Farmers New World Life Insurance Company.[3]
	4)	Participation Agreement among Farmers New World Life Insurance Company, PIMCO Variable Insurance Trust and PIMCO Funds Distributors LLC.[3]
	5)	Participation Agreement among Franklin Templeton Variable Insurance Products Trust, Franklin Templeton Distributors, Inc. and Farmers New World Life Insurance Company.[2]
	6)	Amendment No. 1 to Participation Agreement among Franklin Templeton Variable Insurance Products Trust, Franklin Templeton Distributors, Inc. and Farmers New World Life Insurance Company.[4]
	7)	Amendment No. 2 to Participation Agreement among Franklin Templeton Variable Insurance Products Trust, Franklin Templeton Distributors, Inc. and Farmers New World Life Insurance Company.[4]

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	8)	Amendment No. 1 to Participation Agreement among Farmers New World Life Insurance Company, PIMCO Variable Insurance Trust and PIMCO Funds Distributors LLC.[4]
	9)	Amendment No. 1 to Participation Agreement between Scudder Variable Life Investment Fund and Farmers New World Life Insurance Company.[4]
	10)	Participation Agreement between Dreyfus Variable Investment Fund and the Dreyfus Socially Responsible Growth Fund, Inc. and Farmers New World Life Insurance Company.[4]
	11)	Participation Agreement among Goldman Sachs Variable Insurance Trust, Goldman, Sachs & Co. and Farmers New World Life Insurance Company.[4]
	12)	Participation Agreement (Service Shares) among Janus Aspen Series, Janus Capital Corporation and Farmers New World Life Insurance Company.[4]
	13)	Participation Agreement among Variable Insurance Products Funds, Fidelity Distributors Corporation and Farmers New World Life Insurance Company.[4]
	14)	Participation Agreement among WM Variable Trust, WM Funds Distributor, Inc. and Farmers New World Life Insurance Company.[4]
	15)	Amendment No. 1 to Participation Agreement among WM Variable Trust, WM Funds Distributor, Inc. and Farmers New World Life Insurance Company.[5]
	16)	Amendment No. 2 to Participation Agreement among WM Variable Trust, WM Funds Distributor, Inc. and Farmers New World Life Insurance Company.[6]
	17)	Amendment No. 4 to Participation Agreement among Franklin Templeton Variable Insurance Products Trust, Franklin Templeton Distributors, Inc. and Farmers New World Life Insurance Company.[8]
	18)	Supplement to Participation Agreement among DWS Variable Series II, Deutsche Investment Management Americas Inc., DWS Scudder Distributors, Inc., and Farmers New World Life Insurance Company. [10]
	19)	Form of Rule 22c-2 Shareholder Information Agreement. [10]
	20)	Letter of Understanding and Extension of WM Participation Agreement, among Principal Funds Distributor, Inc., and Farmers New World Life Insurance Company, dated as of January 5, 2007. [10]
	21)	[Amendment to Participation Agreement among [__To Be Provided__] and Farmers New World Life Insurance Company, dated as of ___________ ___, 2008.] [___]
(i)	Administrative Contracts.
	1)	Consulting Services Agreement between McCamish Systems, L.L.C. and Farmers New World Life Insurance Company.[2]
	2)	Master Administration Agreement between McCamish Systems, LLC and Farmers New World Life Insurance Company dated as of April 1, 2001.[5]
(j)	Other Material Contracts.
	1)	Power of Attorney. [11]
(k)	Legal Opinion.
	1)	Opinion of Brian F. Kreger, Esquire.[___]
(l)	Actuarial Opinion. Not applicable.
(m)	Calculations. Not applicable.
(n)	Other Opinions.
	1)	Consent of Sutherland Asbill & Brennan LLP. [___]
	2)	Consent of PricewaterhouseCoopers LLP. [__]
(o)	Omitted Financial Statements. Not applicable.
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(p) Initial Capital Agreements. Not applicable.

(q) Redeemability Exemption.

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     1) Description of Issuance, Transfer and Redemption Procedures. 7 _______________________

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1 Incorporated herein by reference to the initial Form S-6 registration statement for Farmers Variable Life Separate Account A (File No. 333-84023) filed with the SEC on July 29, 1999.

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• Exhibit 1.A.(1) - Resolution of the Board of Directors of FNWL establishing the Farmers Variable Life Separate Account A.

• Exhibit 1.A.(6)(a) – Articles of Incorporate of FWNL• Exhibit 1.A.(6)(a) – Bylaws of FWNL

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2 Incorporated herein by reference to Pre-Effective Amendment No. 1 to the Form N-4 registration statement for Farmers Annuity Separate Account A (File No. 333-85183) filed with the SEC on November 15, 1999.

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• Exhibit (b)(8) (e) - Participation Agreement between Templeton Variable Insurance Products Trust , Franklin Templeton Distributors, Inc., and Farmers New World Life Insurance Company.

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3 Incorporated herein by reference to Post-Effective Amendment No. 1 to the Form N-4 registration statement for Farmers Annuity Separate Account (File No. 333-85183) filed with the SEC on April 21, 2000.

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• Exhibit (b)(8)(a) – Participation Agreement between Kemper Variable Series, Scudder Kemper Investments Inc., and Farmers New World Life Insurance Company.

• Exhibit (b)(8) (b) - Participation Agreement between Scudder Variable Life Investment Fund and Farmers New World Life Insurance Company.

• Exhibit (b)(8) (c) - Participation Agreement between Janus Aspen Series, Janus Capital Corporation and Farmers New World Life Insurance Company.

• Exhibit (b)(8) (d) - Participation Agreement between PIMCO Variable Insurance Trust, PIMCO Funds Distributors LLC and Farmers New World Life Insurance Company.

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4 Incorporated herein by reference to Post-Effective Amendment No. 2 to the Form N-4 registration statement for Farmers Annuity Separate Account A (File No. 333-85183) filed with the SEC on April 27, 2001.

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• Exhibit (b)(3)(c) - Distribution Agreement between Farmers New World Life Insurance Company and Farmers Financial Solutions, LLC.

• Exhibit (b)(3) (d) - Farmers Financial Solutions, LLC Registered Representative Agreement.

• Exhibit (b)(8)(i) - Amendment No. 1 to Participation Agreement among Franklin Templeton Variable Insurance Products Trust, Franklin Templeton Distributors, Inc. and Farmers New World Life Insurance Company.

• Exhibit (b)(8)(j) - Amendment No. 2 to Participation Agreement among Franklin Templeton Variable Insurance Products Trust, Franklin Templeton Distributors, Inc. and Farmers New World Life Insurance Company.

• Exhibit (b)(8)(k) - Amendment No. 1 to Participation Agreement among Farmers New World Life Insurance Company, PIMCO Variable Insurance Trust and PIMCO Funds Distributors LLC.

• Exhibit (b)(8)(l) - Amendment No. 1 to Participation Agreement between Scudder Variable Life Investment Fund and Farmers New World Life Insurance Company.

• Exhibit (b)(8)(m) - Participation Agreement among Calvert Variable Series, Inc., Calvert Distributors, Inc. and Farmers New World Life Insurance Company.

• Exhibit (b)(8)(n) - Participation Agreement between Dreyfus Variable Investment Fund and the Dreyfus Socially Responsible Growth Fund, Inc. and Farmers New World Life Insurance Company.

• Exhibit (b)(8)(o) - Participation Agreement among Goldman Sachs Variable Insurance Trust, Goldman, Sachs & Co. and Farmers New World Life Insurance Company.

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Exhibit (b)(8)(p) - Participation Agreement (Service Shares) among Janus Aspen Series, Janus Capital Corporation and Farmers New World Life Insurance Company.
Exhibit (b)(8)(q) - Participation Agreement among Variable Insurance Products Funds, Fidelity Distributors Corporation and Farmers New World Life Insurance Company.
Exhibit (b)(8)(r) - Participation Agreement among WM Variable Trust, WM Funds Distributor, Inc. and Farmers New World Life Insurance Company.
[5]	Incorporated herein by reference to Post-Effective Amendment No. 3 to the Form N-4 registration statement for Farmers Annuity Separate Account A (File No. 333-85183) filed with the SEC on April 26, 2002.
Exhibit (b)(8)(s) - Amendment No. 1 to Participation Agreement among WM Variable Trust, WM Funds Distribution, Inc. and Farmers New World Life Insurance Company.
Exhibit (b)(8) (t) - Master Administration Agreement between McCamish Systems, LLC and Farmers New World Life Insurance Company dated as of April 1, 2001.
[6]	Incorporated herein by reference to Post-Effective Amendment No. 4 to the Form N-4 registration statement for Farmers Annuity Separate Account A (File No. 333-85183) filed with the SEC on August 27, 2002.
Exhibit (b)(8)(U) - Amendment No. 2 to Participation Agreement among WM Variable Trust, WM Funds Distributor, Inc. and Farmers New World Life Insurance Company.
[7]	Incorporated herein by reference to Post-Effective Amendment No. 7 to the Form N-6 registration statement for Farmers Variable Life Separate Account A (File No. 333-84023) filed with the SEC on April 27, 2004.
Exhibit (q)(5) – Revised Description of Issuance, Transfer and Redemption Procedures (May 2004)
[8]	Incorporated herein by reference to Post-Effective Amendment No. 7 to the Form N-4 registration statement for Farmers Annuity Separate Account A (File No. 333-85183) filed with the SEC on April 28, 2005.
Exhibit 8(v) - Form of Amendment No. 4 to Participation Agreement among Franklin Templeton Variable Insurance Products Trust, Franklin Templeton Distributors, Inc. and Farmers New World Life Insurance Company.
[9]	Incorporated herein by reference to Post-Effective Amendment No. 8 to the Form N-4 registration statement for Farmers Annuity Separate Account A (File No. 333-85183) filed with the SEC on April 26, 2006.
Exhibit (B)(3)(e) - Amended and Restated Distribution Agreement between Farmers New World Life Insurance Company and Farmers Financial Solutions, LLC.
[10]	Incorporated herein by reference to Post Effective Amendment No. 9 to the Form N-4 registration statement for Farmers Annuity Separate Account A (File No. 333-85183) filed with the SEC on April 25, 2007.
(B)(8)(w) - Form of Rule 22c-2 Shareholder Information Agreement.(12)
(B)(8) (x) - Supplement to Participation Agreement among DWS Variable Series II, Deutsche Investment Management Americas, Inc., DWS Scudder Distributors, Inc. and Farmers New World Life Insurance Company.(12)
(B)(8) (y) - Letter of Understanding and Extension of WM Participation Agreement, among Principal Funds Distributor, Inc., and Farmers New World Life Insurance Company, dated as of January 5, 2007. (12)
[11]	Filed herewith.
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